Exhibit 99.1

State Bancorp, Inc. Reports Third Quarter 2010 Results

• Posts Net Income of $3.2 million - up 65% versus 2009
• Solid Quarterly Net Interest Margin of 4.16%
• Tangible Common Equity Ratio of 7.11%
• Non-Performing Loans at 0.8% of Total Loans

Jericho, N.Y., October 18, 2010 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported net income of $3.2 million, or $0.17 per diluted common share, for the third quarter of 2010 compared with net income of $1.9 million, or $0.10 per diluted common share, a year ago. The 65.4% increase in 2010 third quarter earnings resulted from several factors, most notably a $785 thousand reduction in operating expenses, a $500 thousand reduction in the provision for loan losses, a $422 thousand increase in net interest income as a result of an improved interest margin and a $247 thousand increase in net gains on sales of securities. For the nine month period ended September 30, 2010, the Company recorded net income of $7.9 million, or $0.39 per diluted common share, compared with a net loss of $2.1 million, or $0.25 per diluted common share, in the September 2009 year-to-date period.

Commenting on the third quarter 2010 results, President and CEO Thomas M. O’Brien stated, “There are several very encouraging trends evident in our third quarter results. Most importantly, credit quality has remained fairly steady over the past few quarters. We continue to manage credit aggressively and proactively. While economic conditions seemed to slow noticeably in the quarter, the Company’s loan quality indicators have been generally stable. The economy appears to be walking a fine line between retreating and modest growth.

Even in the face of historically low interest rates, the Company’s third quarter 2010 net interest margin remained very impressive at 4.16%. Operating expenses also continue to be a significant focus, declining by almost 7% from 2009 and 6% from the second quarter 2010. Additionally, our balance sheet liquidity is strong and all of the Company’s capital ratios are significantly in excess of the regulatory definition of a “well capitalized” institution.  In my opinion, the rewards from the aggressive strategies that we have employed have begun to materialize.

While I cautiously anticipate a few more quarters with a risk of higher charge-offs and credit uncertainty, we seem to be on the downward slope of this extended and painful credit cycle. While we cannot control the overall economy, we have consistently and forcefully addressed its impacts on our business.  Our often stated goal is to be among the first to exit this economic calamity in the strongest possible condition.  That remains a primary focus.

Despite approximately $67 million in new loan originations this quarter, total loans outstanding remained essentially flat as loan growth was met with reductions of $54 million from loan prepayments, normal amortization and sales. Quality commercial loan demand remains difficult to identify. Nonetheless, the new business opportunities that we are seeing appear to be among the best that we have enjoyed in recent times. It is our expectation that commercial loan demand will remain tepid until improved sales activity led by end user demand picks up.  Without meaningful private sector job creation, we believe economic expansion will remain a frustrating illusion and growth prospects will be constrained for an extended period marked by elevated disinflationary risks and high unemployment levels.

We continue to evaluate the outcomes from recent banking legislation. New standards and regulations are on the horizon and it is unclear at this time what their impact will be on the community banking industry. The longer term certainty is that this industry will bear significantly increased compliance costs and a higher cost of capital. Consequently, it seems inevitable to me that banking industry consolidation will accelerate as these demands increase. We are well prepared to capitalize on this opportunity.

Management believes that the Company will be in a position to begin TARP repayment in 2011.  We are evaluating several alternatives that would allow the Company to begin the redemption process in a manner consistent with our previously stated desire to carefully weigh and protect the financial interests of our shareholders in any such redemption.  With a tangible common equity ratio over 7% and Bank level capital ratios significantly above the regulatory well capitalized minimums, the Company is operating with a very strong capital base.”

Performance Highlights

•	Net Interest Margin: Net interest margin was 4.16% in the third quarter of 2010 versus 4.06% in the third quarter of 2009 and 4.16% in the second quarter of 2010;
•
Capital: The Company’s Tier I leverage capital ratio was 9.33% at September 30, 2010 versus 9.25% at September 30, 2009 and 8.93% at June 30, 2010.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 7.11% at September 30, 2010 versus 7.17% at both September 30, 2009 and June 30, 2010;

•
Loan Loss Provision: The third quarter 2010 provision for loan losses decreased by $500 thousand to $2.5 million versus the third quarter of 2009 and decreased by $3.0 million versus the second quarter of 2010;

•
Asset Quality: Non-accrual loans totaled $9 million or 0.8% of loans outstanding at September 30, 2010 versus $35 million or 3.1% of loans outstanding at September 30, 2009 and $7 million or 0.7% of loans outstanding at June 30, 2010. Net loan charge-offs of $1.3 million were recorded in the third quarter of 2010 versus $1.6 million in the third quarter of 2009 and net loan recoveries of $279 thousand in the second quarter of 2010. The allowance for loan losses totaled $32 million at September 30, 2010, $29 million at September 30, 2009 and $31 million at June 30, 2010. The foregoing allowance balances represented 2.9%, 2.7%, and 2.8% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held for sale, was 357%, 116%, and 444% at September 30, 2010, September 30, 2009 and June 30, 2010, respectively. The Company held no other real estate owned during any of these reporting periods;

•
Operating Efficiency:  Total operating expenses for the third quarter of 2010 decreased by 6.9% to $10.6 million from the $11.3 million reported in the third quarter of 2009 and decreased by 5.6% versus the second quarter of 2010. The Company’s operating efficiency ratio improved to 60.7% in 2010 from 66.6% in the comparable 2009 period. The Company’s efficiency ratio was 66.5% in the second quarter of 2010;

•	Loans: Loans outstanding at September 30, 2010 were unchanged at $1.1 billion versus September 30, 2009 and were up 1% versus June 30, 2010;
•
Core Deposits: Core deposits totaled $979 million at September 30, 2010 versus $899 million at September 30, 2009 and $948 million at June 30, 2010. Core deposits represented 71% of total deposits in the quarter ended September 2010, 69% of total deposits for the quarter ended September 2009 and 68% for the quarter ended June 2010.  Demand deposits decreased by 7% to $336 million at September 30, 2010 versus $363 million at September 30, 2009 and declined by 12% from $381 million at June 30, 2010.  Demand deposits represented 24% of total deposits at September 30, 2010, 28% at September 30, 2009 and 27% at June 30, 2010;

•
Performance Ratios: Return on average assets and return on average common stockholders’ equity were 0.78% and 9.09%, respectively, in the third quarter of 2010 and 0.47% and 5.01%, respectively, in the comparable 2009 period. For the second quarter of 2010, return on average assets and return on average common stockholders’ equity were 0.40% and 3.96%.

Earnings Summary for the Quarter Ended September 30, 2010
The Company recorded net income of $3.2 million during the third quarter of 2010 versus net income of $1.9 million in the comparable 2009 period. Net interest income increased by $422 thousand or 2.7% to $16.0 million in the third quarter of 2010 versus 2009. This increase resulted from a 10 basis point expansion of the Company’s net interest margin to 4.16% in 2010. The improved margin resulted from a reduction in funding costs during the third quarter of 2010 versus 2009.

The Company’s third quarter 2010 average interest-earning asset yield was 4.93% versus 5.09% in the comparable 2009 period. The average yield on loans increased 11 basis points in the third quarter of 2010 to 5.56%. This improvement was due in part to the significant decline in non-accrual loans recorded in 2010 but was offset by a 79 basis point decline in the average yield on the Company’s securities portfolio to 3.45% in the third quarter of 2010 versus 2009. The securities portfolio, which had an unrealized positive pre-tax mark to fair value of $9 million at September 30, 2010 and an estimated weighted average life of 2.4 years, increased by $31 million to $426 million at September 30, 2010 versus the comparable 2009 date and also increased by $57 million from June 30, 2010.

Contributing to the Company’s lower funding costs in 2010 was a 36 basis point reduction in the Company’s average cost of interest-bearing liabilities to 1.07% in the third quarter of 2010 versus 1.43% in the third quarter of 2009. The lower cost of funds resulted from growth in savings account balances in 2010 (up $107 million or 20%) coupled with the Company’s ongoing management of deposit rates during the past year as deposit pricing continues to ease in local markets.  Total deposits increased by $78 million to $1.4 billion at September 30, 2010 versus September 30, 2009 but remained stable compared to June 30, 2010. Also contributing to the reduction in 2010 funding costs was the Company’s December 2009 exchange of its high-cost $10 million, 8.25% subordinated notes, which were due to mature in 2013, for newly issued common stock.

The provision for loan losses was $2.5 million in the third quarter of 2010, representing a decline of $500 thousand versus the comparable 2009 period. The third quarter 2010 provision for loan losses exceeded net charge-offs by $1.2 million.

Net gains on sales of securities were $733 thousand in the third quarter of 2010 compared to $486 thousand for the same period last year and $2.5 million in the second quarter of 2010.

Third quarter 2010 total operating expenses decreased by $785 thousand or 6.9% to $10.6 million compared to the third quarter of 2009. This decline was primarily due to a $1.2 million reduction in other operating expenses resulting principally from a $1.0 million charge recorded in the third quarter of 2009 to write-down the carrying value of loans held for sale to their estimated fair value. Partially offsetting the foregoing expense reduction was a $377 thousand increase in marketing and advertising costs in the third quarter of 2010 versus 2009 as the result of enhanced corporate branding efforts.

The Company recorded income tax expense of $1.8 million in the third quarter of 2010 versus $1.1 million in the comparable period a year ago.

Earnings Summary for the Nine Months Ended September 30, 2010
The increase in net income in the first nine months of 2010 to $7.9 million compared with a net loss of $2.1 million for the first nine months of 2009 resulted from several factors, most notably a $6.3 million decrease in the provision for loan losses and increases in net interest income and non-interest income of $3.0 million and $5.9 million, respectively.

The increase in net interest income was due to a 28 basis point widening of the Company’s net interest margin to 4.27% in 2010 from 3.99% a year ago. The decrease in the provision for loan losses in 2010 versus the comparable 2009 period was due to several factors, most notably a significant reduction in non-accrual loans in 2010.

The growth in non-interest income in 2010 resulted principally from a $2.3 million increase in net gains on sales of securities coupled with a $4.0 million decrease in non-cash other-than-temporary impairment ("OTTI") charges. Deposit service charge income declined by $318 thousand in 2010 principally due to a lower volume of overdraft and other service charges.

Total operating expenses decreased by $304 thousand or 0.9% to $32.7 million in 2010, primarily due to a $1.0 million charge recorded in the third quarter of 2009 to write-down the carrying value of loans held for sale to their estimated fair value and a $918 thousand decrease in FDIC and NYS assessment expenses in 2010 resulting primarily from a $730 thousand FDIC special assessment recorded in the second quarter of 2009. These decreases were offset by a $1.3 million increase in salaries and other employee benefits expenses resulting from increases in performance-based compensation accruals. In addition, marketing and advertising expenses increased by $533 thousand in 2010 to $1.3 million due to an expanded corporate advertising and branding campaign.

The Company recorded a $4.7 million income tax expense in the first nine months of 2010 versus a $914 thousand income tax benefit in the comparable 2009 period.

Asset Quality
Non-accrual loans totaled $9 million or 0.8% of total loans outstanding at September 30, 2010 versus $35 million or 3.1% of total loans outstanding at September 30, 2009 and $7 million or 0.7% of total loans outstanding at June 30, 2010. The decrease in non-accrual loans at September 30, 2010 compared to September 30, 2009 resulted primarily from loan sales and charge-offs during the fourth quarter of 2009. The $2 million increase in non-accrual loans at September 30, 2010 compared with June 30, 2010 was primarily due to the addition to non-accrual status of one secured classified relationship which is in bankruptcy. The allowance for loan losses as a percentage of total non-accrual loans amounted to 357% at September 30, 2010 versus 116% at September 30, 2009 and 444% at June 30, 2010.

At September 30, 2010, the Company had $7.2 million in troubled debt restructurings, primarily consisting of a classified $6.5 million secured, performing land loan in Roslyn, New York, compared to $437 thousand at September 30, 2009 and $6.9 million at June 30, 2010. The borrower requested and was granted an interest rate concession. This credit has been on the Company’s watch list since 2008 and is fully advanced.

As of September 30, 2010, the Company’s allowance for loan losses amounted to $32 million or 2.9% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.7% at September 30, 2009 and 2.8% at June 30, 2010.

The Company recorded net loan charge-offs of $1.3 million in the third quarter of 2010 versus net charge-offs of $1.6 million in the third quarter of 2009 and net recoveries of $279 thousand in the second quarter of 2010. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.5% for the third quarter of 2010, 0.6% for the third quarter of 2009 and (0.1)% for the second quarter of 2010.

The Company has held no other real estate owned since 2005.

Capital
Total stockholders’ equity was $154 million at September 30, 2010 compared to $152 million at September 30, 2009 and $153 million at June 30, 2010. The increase in stockholders’ equity versus September 30, 2009 is largely reflective of net income earned in the nine months ended September 30, 2010 and the equity recorded as a result of the December 2009 exchange of the Company’s $10 million 8.25% subordinated notes for an aggregate of 1,656,600 shares of common stock valued at $6.50 each, partially offset by the net loss recorded in the fourth quarter of 2009.

The Company’s return on average common stockholders’ equity was 7.31% for the first nine months of 2010 versus (4.26%) in the September 2009 year-to-date period.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2010, the weighted average cost of the Company’s trust preferred securities was 3.54% versus 4.32% a year ago.

The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 9.23%, 11.89% and 13.16%, respectively, at September 30, 2010. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at September 30, 2010. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 7.11% at September 30, 2010 versus 7.17% at both September 30, 2009 and June 30, 2010.

The Company did not repurchase any of its common stock during the first nine months of 2010. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho.  The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of our tangible common equity. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2010 and 2009 (unaudited)
(in thousands, except per share data)

	Three Months		Nine Months
	2010	2009	2010	2009
Interest Income:
Interest and fees on loans	$15,426	$15,398	$46,122	$45,034
Federal funds sold and securities purchased under
agreements to resell	-	-	2	6
Securities held to maturity - taxable	41	-	41	-
Securities available for sale - taxable	3,472	4,126	11,627	13,325
Securities available for sale - tax-exempt	25	15	79	66
Dividends on Federal Home Loan Bank and other
restricted stock	25	35	88	74
Total interest income	18,989	19,574	57,959	58,505

Interest Expense:
Deposits	2,471	3,218	7,601	10,588
Temporary borrowings	21	25	69	89
Senior unsecured debt	280	280	841	563
Subordinated notes	-	231	-	693
Junior subordinated debentures	188	213	546	666
Total interest expense	2,960	3,967	9,057	12,599

Net interest income	16,029	15,607	48,902	45,906
Provision for loan losses	2,500	3,000	10,200	16,500
Net interest income after provision for loan losses	13,529	12,607	38,702	29,406

Non-Interest Income:
Service charges on deposit accounts	467	504	1,372	1,690
Other-than-temporary impairment losses on securities	-	-	-	(4,000)
Net gains on sales of securities	733	486	3,514	1,168
Income from bank owned life insurance	107	182	353	554
Other operating income	713	622	1,329	1,225
Total non-interest income	2,020	1,794	6,568	637
Income before operating expenses	15,549	14,401	45,270	30,043

Operating Expenses:
Salaries and other employee benefits	5,959	5,926	18,553	17,223
Occupancy	1,349	1,392	4,159	4,341
Equipment	302	307	875	909
Marketing and advertising	377	-	1,283	750
FDIC and NYS assessment	697	657	2,053	2,971
Other operating expenses	1,872	3,059	5,810	6,843
Total operating expenses	10,556	11,341	32,733	33,037

Income (Loss) Before Income Taxes	4,993	3,060	12,537	(2,994)
Provision (benefit) for income taxes	1,783	1,119	4,651	(914)

Net Income (Loss)	3,210	1,941	7,886	(2,080)

Preferred dividends and accretion	517	515	1,553	1,544
Net Income (Loss) Attributable to Common Stockholders	$2,693	$1,426	$6,333	$(3,624)

Net Income (Loss) per Common Share - Basic	$0.17	$0.10	$0.39	$(0.25)
Net Income (Loss) per Common Share - Diluted	$0.17	$0.10	$0.39	$(0.25)

STATE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2010 and 2009 (unaudited)
(in thousands, except share and per share data)

	2010	2009
Assets:
Cash and due from banks	$37,026	$35,992
Securities held to maturity (estimated fair value of $22,000 in 2010)	22,000	-
Securities available for sale - at estimated fair value	404,160	395,022
Federal Home Loan Bank and other restricted stock	7,273	8,036
Loans (net of allowance for loan losses of
$32,488 in 2010 and $29,401 in 2009)	1,081,075	1,078,794
Loans held for sale	-	9,302
Bank premises and equipment - net	6,357	6,562
Bank owned life insurance	30,946	30,452
Net deferred income taxes	24,326	18,453
Receivable - securities sales	13,393	-
Prepaid FDIC assessment	5,963	-
Other assets	12,758	13,851

Total Assets	$1,645,277	$1,596,464

Liabilities:
Deposits:
Demand	$336,251	$363,047
Savings	642,648	536,011
Time	406,808	408,904
Total deposits	1,385,707	1,307,962
Other temporary borrowings	43,000	63,000
Senior unsecured debt	29,000	29,000
Subordinated notes	-	10,000
Junior subordinated debentures	20,620	20,620
Other accrued expenses and liabilities	12,701	14,323
Total Liabilities	1,491,028	1,444,905

Commitments and Contingent Liabilities

Stockholders' Equity:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares
issued and outstanding; liquidation preference of $36,842	36,188	35,962
Common stock, $0.01 par value, authorized 50,000,000 shares
in 2010 and 20,000,000 shares in 2009; issued 17,483,809
shares in 2010 and 15,615,889 shares in 2009; outstanding
16,660,790 shares in 2010 and 14,632,874 shares in 2009	175	156
Warrant	1,057	1,057
Surplus	178,820	167,690
Retained deficit	(53,582)	(43,445)
Treasury stock (823,019 shares in 2010 and 983,015 shares in 2009)	(13,872)	(16,568)
Accumulated other comprehensive income (net of taxes of $3,597 in
2010 and $4,415 in 2009)	5,463	6,707
Total Stockholders' Equity	154,249	151,559

Total Liabilities and Stockholders' Equity	$1,645,277	$1,596,464

STATE BANCORP, INC.
SELECTED FINANCIAL DATA
For the Three and Nine Months Ended September 30, 2010 and 2009 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months		Nine Months
	2010	2009	2010	2009
Selected Average Balances (1):
Total assets	$1,627,183	$1,622,824	$1,633,943	$1,633,263
Loans - net of unearned income	$1,100,592	$1,121,278	$1,104,728	$1,118,428
Investment securities	$407,254	$388,060	$406,470	$391,486
Deposits	$1,391,822	$1,382,761	$1,401,882	$1,398,558
Stockholders' equity	$154,712	$150,076	$152,932	$150,782

Financial Performance Ratios:
Return on average assets	0.78%	0.47%	0.65%	(0.17	) %
Return on average common stockholders' equity	9.09%	5.01%	7.31%	(4.26	) %
Net interest margin	4.16%	4.06%	4.27%	3.99%
Operating efficiency ratio	60.70%	66.60%	62.71%	66.42%
Operating expenses as a % of average assets	2.57%	2.77%	2.68%	2.70%

Capital Ratios (2):
Tier I leverage ratio	9.33%	9.25%	9.33%	9.25%
Tier I risk-based capital ratio	12.03%	11.95%	12.03%	11.95%
Total risk-based capital ratio	13.29%	13.70%	13.29%	13.70%
Tangible common equity ratio (3)	7.11%	7.17%	7.11%	7.17%

Asset Quality Summary:
Non-accrual loans (2)	$9,107	$34,656	$9,107	$34,656
Loans 90 days or more past due and still accruing (2)	1	7	1	7
Total non-performing loans (2)	$9,108	$34,663	$9,108	$34,663
Non-accrual loans/total loans (2)	0.82%	3.10%	0.82%	3.10%
Non-performing loans/total loans (2)	0.82%	3.10%	0.82%	3.10%
Allowance for loan losses/non-accrual loans (2) (4)	357%	116%	357%	116%
Allowance for loan losses/non-performing loans (2) (4)	357%	116%	357%	116%
Allowance for loan losses/total loans (2) (4)	2.92%	2.65%	2.92%	2.65%
Net charge-offs	$1,271	$1,553	$6,423	$5,767
Net charge-offs (annualized)/average loans	0.46%	0.55%	0.78%	0.69%

Common Share Data:
Average common shares outstanding	16,303,237	14,375,032	16,243,505	14,355,838
Period-end common shares outstanding	16,660,790	14,632,874	16,660,790	14,632,874
Tangible book value per common share (2)	$7.02	$7.83	$7.02	$7.83
Cash dividends per common share	$0.05	$0.05	$0.15	$0.15

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of September 30, 2010, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$154,249	Total assets		$1,645,277
Less: preferred stock	(36,188)	Less: intangible assets		-
Less: warrant	(1,057)	Tangible assets		$1,645,277
Total common stockholders' equity	117,004
Less: intangible assets	-
Tangible common equity	$117,004

(4) Excluding loans held for sale.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Three Months Ended September 30, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$407,254	$3,542	3.45%	$388,060	$4,146	4.24%
Federal Home Loan Bank and other restricted stock	5,764	25	1.72	5,769	35	2.41
Interest-bearing deposits	15,848	7	0.18	10,677	3	0.11
Loans (3)	1,100,592	15,436	5.56	1,121,278	15,409	5.45
Total interest-earning assets	1,529,458	$19,010	4.93%	1,525,784	$19,593	5.09%
Non-interest-earning assets	97,725			97,040
Total Assets	$1,627,183			$1,622,824

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$617,206	$894	0.57%	$589,269	$1,145	0.77%
Time deposits	420,366	1,577	1.49	439,151	2,073	1.87
Total savings and time deposits	1,037,572	2,471	0.94	1,028,420	3,218	1.24
Other temporary borrowings	9,467	21	0.88	12,630	25	0.79
Senior unsecured debt	29,000	280	3.83	29,000	280	3.83
Subordinated notes	-	-	-	10,000	231	9.16
Junior subordinated debentures	20,620	188	3.62	20,620	213	4.10
Total interest-bearing liabilities	1,096,659	2,960	1.07	1,100,670	3,967	1.43
Demand deposits	354,250			354,341
Other liabilities	21,562			17,737
Total Liabilities	1,472,471			1,472,748
Stockholders' Equity	154,712			150,076
Total Liabilities and Stockholders' Equity	$1,627,183			$1,622,824
Net interest income/margin		16,050	4.16%		15,626	4.06%
Less tax-equivalent basis adjustment		(21)			(19)
Net interest income		$16,029			$15,607

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $11 and $9 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $10 in 2010 and 2009, respectively.

STATE BANCORP, INC.
NET INTEREST INCOME ANALYSIS
For the Nine Months Ended September 30, 2010 and 2009 (unaudited)
(dollars in thousands)

	2010			2009
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$406,470	$11,763	3.87%	$391,486	$13,398	4.58%
Federal Home Loan Bank and other restricted stock	5,799	88	2.03	5,734	74	1.73
Securities purchased under agreements to resell	1,183	2	0.23	6,538	6	0.12
Interest-bearing deposits	13,985	18	0.17	18,122	24	0.18
Loans (3)	1,104,728	46,152	5.59	1,118,428	45,080	5.39
Total interest-earning assets	1,532,165	$58,023	5.06%	1,540,308	$58,582	5.08%
Non-interest-earning assets	101,778			92,955
Total Assets	$1,633,943			$1,633,263

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$606,191	$2,815	0.62%	$596,774	$3,578	0.80%
Time deposits	429,115	4,786	1.49	461,524	7,010	2.03
Total savings and time deposits	1,035,306	7,601	0.98	1,058,298	10,588	1.34
Federal funds purchased	59	-	-	300	1	0.45
Securities sold under agreements to repurchase	-	-	-	1,154	4	0.46
Other temporary borrowings	11,227	69	0.82	15,681	84	0.72
Senior unsecured debt	29,000	841	3.88	19,546	563	3.85
Subordinated notes	-	-	-	10,000	693	9.27
Junior subordinated debentures	20,620	546	3.54	20,620	666	4.32
Total interest-bearing liabilities	1,096,212	9,057	1.10	1,125,599	12,599	1.50
Demand deposits	366,576			340,260
Other liabilities	18,223			16,622
Total Liabilities	1,481,011			1,482,481
Stockholders' Equity	152,932			150,782
Total Liabilities and Stockholders' Equity	$1,633,943			$1,633,263
Net interest income/margin		48,966	4.27%		45,983	3.99%
Less tax-equivalent basis adjustment		(64)			(77)
Net interest income		$48,902			$45,906

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $34 and $31 in 2010 and 2009, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $30 and $46 in 2010 and 2009, respectively.